Exhibit 10.1

ENTEGRIS, INC.
2014 Performance Award Agreement

The undersigned executive, __________________, (the “Participant”) acknowledges that he has received a Performance Award (the “Award”) under the Entegris, Inc. 2010 Stock Plan (the “Plan”) providing for the opportunity to earn an Award payment on the terms set forth below, which terms were approved and established on June 16, 2014 by the Management Development & Compensation Committee (“Committee”) of the Board of Directors of Entegris, Inc. (the “Company”). All terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.
Article I -Award

1.1.	Award Date. This Agreement shall take effect as of July 1, 2014 (the “Award Date”).

1.2.	Performance Period. The Performance Period for the Award shall be the period from the Award Date through December 31, 2014.

1.3.
Performance Award Tier. If the applicable performance goals specified in paragraph 1.4 below are achieved at target levels (the “target achievement level”), then subject to the other provisions of this Award ____% of the Participant’s base salary for the Performance Period will be paid to the Participant under this Award (the “Target Award Amount”). If the applicable performance goals (as so specified) are achieved at levels above or below the target achievement level, the Target Award Amount will be adjusted as specified in paragraph 1.4 below.

1.4.	Performance Goals. The performance goals for the Award, which are based on one or more of the Performance Criteria, are comprised of the following two elements:

•	75% on the achievement of Company EBITA Goal; and

•	25% on the achievement of Company Key Objectives.
(a) The first of these performance goals is based on the Company’s EBITA for the Performance Period expressed as a percentage of the Company’s revenue for the Performance Period (the “EBITA Percentage”); the target Company EBITA Goal (as so expressed) is 16.5%. For this purpose EBITA is defined as the Company’s actual 2014 third and fourth fiscal quarter GAAP Operating Income with merger and acquisition related amortization charges added back. This Goal may be subject to adjustment as specified in the Adjustment Rules adopted by the Committee to reflect certain unusual and non-recurring events. The 75% portion of the Award linked to the EBITA Goal will be adjusted for EBITA Percentages above or below 16.5% as follows:

Achievement Level	Performance Level (EBITA Percentage)	Multiplier
Zero Out	6.5 % or less	0. 0 X
Threshold	6.6%	.01 X
Target (Budget)	16.5%	1.00 X
Max	26.5% or more	2.00 X
For EBITA Percentages between 6.5% and 26.5%, the multiplier will be between 0.1x and 2.00x, interpolated on a straight line basis.
(b) The Company Key Objectives and the method for determining achievement level and calculating the related portion of any Award payment are specified in Annex I hereto.
(c) Payment (if any) of the Award or any portion thereof shall be made in cash on or after January 1, 2015 and on or before March 15, 2015.

1.5.
Award Limitations. Payment of any Award earned pursuant to paragraph 1.4 above is at the discretion of the Committee and is also subject to reduction (but not increase) at the discretion of the Committee. In addition, management is granted the discretion to recommend a smaller Award payment than actually earned in the event that a reduction is necessary for the Company’s results to achieve the Company Target Profitability Model presented to investors for 2014.

1.6.	Nontransferability of Award. The Award shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.

1.7.
Forfeiture Risk. If the Participant ceases to be employed or retained by the Company and/or its subsidiaries for any reason prior to the end of the Performance Period the Award shall be automatically and immediately forfeited.

1.8.
Certain Tax Matters. The Participant expressly acknowledges that any payment of the Award will give rise to "wages" subject to withholding and that any payment of the Award will be net of the withholding taxes due.

Article II - GENERAL PROVISIONS

2.1.
No Understandings as to Employment etc. The Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ the Participant for any period or with respect to the terms of the Participant’s employment or to give rise to any right to remain in the service of the Company or of any subsidiary or affiliate of the Company, and the Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.2.	Amendment. This Agreement may be amended only by an instrument in writing executed and delivered by the Participant and the Company.

Receipt of the foregoing Award opportunity is hereby acknowledged and accepted.

Dated: __________________, 2014    Participant: _____________________________

_______________________________________
(Signature)
Annex 1
The Company Key Objectives, the applicable metrics, the respective weighting and the performance ranges are as follows:

Objective	Metric	Range
		Threshold	Target	Max	Weight
I. Key Division Growth Initiatives:
1. Critical Materials Handling
Growth in WEC specific to Jetalon Acquisition	Revenue in Jetalon Profit Center	$1.6M	$2M	$2.4M	5%
300mm FOSB for 1Xnm node	First molded samples	Design by 8/15/2014	Tooling start by 10/15/2014	Shell molded by 12/15/2014	5%
2. Electronic Materials
SK Hynix High Pressure Gas Conversions	Hynix Revenue for Specialty Gas	$4.5M	$6.0M	$7.5M	5%
II. Corporate Initiatives:
1. ERP Conversion	Go live date		11/1/2014		5%
2. Quality Improvement	Reduction in DPPM Company wide	7.50%	10%	12.50%	5%
Total					25%